SECURITIES AND EXCHANGE COMMISSION
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                       SCHEDULE 13D
         UNDER THE SECURITIES EXCHANGE ACT OF 1934
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            DIAMOND INTERNATIONAL GROUP, INC.
                     COMMON STOCK
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                      57632T 10 2
                     (CUSIP NUMBER)
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                   6 Commercial Street
                   Hicksville, New York 11801
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                       June 9, 2000
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    (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)
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If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box / /.
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(1) Names of Reporting Persons. S.S. or I.R.S.
    Identification Nos. of Above Persons (entities only):
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      Goodman Capital Partners LP
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(2) Check the Appropriate Box if a Member of a Group (See
    Instructions)
(a)
(b)
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(3) SEC Use Only
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(4) Source of Funds (See Instructions): PF
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(5) Check if Disclosure of Legal Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
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(6) Citizenship or Place of Organization: New York
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Number of Shares Beneficially Owned by Each Reporting Person
With
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(7) Sole Voting Power: 1,750,000 (as of 6/9/00)
                               0 (as of 11/14/00)
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(8) Shared Voting Power: 0
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(9) Sole Dispositive Power:  1,750,000 (as of 6/9/00)
                                     0 (as of 11/14/00)
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(10) Shared Dispositive Power: 0
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(11) Aggregate Amount Beneficially Owned by Each Reporting
     Person:  1,750,000 (as of 6/9/00)
                      0 (as of 11/14/00)
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(12) Check if the Aggregate Amount in Row (11) Excludes
     Certain Shares
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(13) Percent of Class Represented by Amount in Row (11):
                        7.61% (as of 6/9/00)
                        0.0%  (as of 11/14/00)
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(14) Type of Reporting Person: CO
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ITEM 1. SECURITY AND ISSUER.
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Diamond International Group, Inc.
Common Stock, $.001 par value.
6 Commercial Street
Hicksville, New York 11801
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ITEM 2. IDENTITY AND BACKGROUND.
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(a) Name:         Goodman Holdings Inc., GP of Goodman
                  Capital Partners LP
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(b) Address:      59 Valley View Road
                  Great Neck, New York 11021
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(c) Officer and Director of Issuer
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(d) None.
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(e) None.
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(f) Citizenship. N/A
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ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.
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The Reporting Person, Goodman Capital Partners LP, purchased
1,750,000 shares of Common Stock from the Issuer on March
31, 1999, based on a price of $350,000.00, pursuant a Regulation D, Rule 504 limited offering. Such shares were issued in reliance on the exemption under 4(2) of the Securities Act of 1933 (the "Act"), as amended, and were restricted in accordance with Rule 144 of the Act.
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ITEM 4. PURPOSE OF TRANSACTION.
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The acquisition by the Reporting Person is based on the
Issuer's status as a Reporting Company.  On June 9, 2000,
the Issuer filed a Form 8-K12G3 with the Securities and Exchange Commission, which was filed and became effective on June 9, 2000. At that point, Goodman Capital Partners LP held 1,750,000 shares of Common Stock of the Issuer, which represented 7.61% of the issued and outstanding shares of the Issuer.
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ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.
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Goodman Capital Partners LP currently holds 0 of the issued and outstanding common shares of the Issuer, or 0.00% of the issued and outstanding shares
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ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR
        RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE
        ISSUER.
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The Reporting Person has no contracts, arrangements,
understandings or relationships with any other person with respect to any securities of the Issuer.
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ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.
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(A) OFFERING DOCUMENT DATED JANUARY 25, 1999
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                        SIGNATURE
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After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
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                          GOODMAN CAPITAL PARTNERS LP
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Date: December 5, 2000    Signature: /s/ Jerome Goodman
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                          JEROME GOODMAN, as President of
                          Goodman Holdings Inc., General
                          Partner of Goodman Capital
                          Partners LP
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